EXHIBIT 3.1

Splash Beverage Group, Inc.

Amendment No. 1 to Bylaws

Section 3.5 of the Bylaws is hereby amended to read in its entirety as follows:

3.5 Notice. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered unless otherwise prescribed by statute not less than 10 days nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Chief Executive Officer, President, Secretary, or the officer or person calling the meeting to each shareholder of record entitled to vote at such meeting. Notice to shareholders of record, if mailed, shall be deemed given as to any shareholder of record, when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock transfer books of the corporation, with postage thereon prepaid, but if three successive letters mailed to the last-known address of any shareholder of record are returned as undeliverable, no further notices to such shareholder shall be necessary, until another address for such shareholder is made known to the corporation.

Section 3.8 of the Bylaws is hereby amended to read in its entirety as follows:

3.8 Quorum. One third of the aggregate voting power of the issued and outstanding shares of all classes or series of voting stock then entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. When a specified item of business is required to be voted on by a class or series of stock, one third of the voting power of the issued and outstanding shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series.

After a quorum has been established at a shareholders’ meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shareholders entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.

If a quorum is not present, the holders of a majority of the voting shares represented at a meeting may adjourn such meeting from time to time, to a date within 60 days from the record date.

Section 3.9 of the Bylaws is hereby amended to read in its entirety as follows:

3.9 Manner of Acting. If a quorum is present, the affirmative vote of the majority of the votes cast on the subject matter shall be the act of the shareholders, unless the vote of a greater proportion or number or voting by classes is otherwise required by statute or by the Articles of Incorporation or these Bylaws.

Section 5.2 of the Bylaws is hereby amended by (i) replacing 5.2(a) to read in its entirety as follows, (ii) add 5.2(b) below and (iii) renumber 5.2(b) through 5.2(f) to 5.2(c) through 5.2(g):

(a)	The Chief Executive Officer shall have general and active management of the business and affairs of the Company subject to the directions of the Board of Directors.

(b)	The President shall be the Chief Operating Officer and shall act whenever the Chief Executive Officer is unavailable. He shall also perform such duties as are conferred upon him by the Chief Executive Officer of the Company and as may be prescribed by the Board of Directors.

Effective: September 25, 2025